December 31, 2014

Mr. Thomas Callicutt
3399 Peachtree Road NE, Suite 1900
Atlanta, Georgia 30326
thomas.callicutt@Statebt.com

Dear Tom:

I thank you for your years of service as the Chief Financial Officer of State Bank and Trust Company (the “Bank”) and State Bank Financial Corporation (the “Company”) (the Bank and the Company are collectively referred to as “State Bank”). In light of your resignation as Chief Financial Officer of State Bank, which resignation shall be effective as of January 1, 2015 (the “Effective Date”), this letter shall set forth the terms and conditions of your employment as of the Effective Date until your retirement from State Bank on September 30, 2015 (the “Retirement Date”). This letter shall: (1) as of the Effective Date, amend the applicable terms of the offer letter between you and the Bank dated May 18, 2011 (the “Offer Letter”); and (2) as of the Retirement Date, terminate the Separation Agreement between you and the Bank dated March 15, 2013 (the “Separation Agreement”), all as set forth below.

I.	Amendment to Offer Letter.

As of the Effective Date, the Offer Letter shall be amended as follows:

Position:	Senior Advisor, State Bank and Trust Company and State Bank Financial Corporation

Reporting to:	Joe Evans, CEO, State Bank Financial Corporation

Base Salary:	$300,000.00.

Performance Bonus and Stock Plan Participation:
You will remain eligible for bonuses for services rendered in 2014 as previously approved by the Independent Directors Committee. As of the Effective Date, you will no longer participate in State Bank’s performance bonus or stock incentive plan(s).

II.    Termination of Separation Agreement.

Except as provided in the following sentence, as of the Retirement Date, the Separation Agreement shall immediately terminate and be of no further force or effect, and you shall have no rights to any payments under the Separation Agreement whatsoever. Your obligations provided in Section 4(e) and (f) of the Separation Agreement regarding Non-Solicitation of Customers, Non-Solicitation of Employees and Bank Information, shall survive the termination of the Separation Agreement for a period of one (1) year following the Retirement Date.

* * * * * * * *

For reference, I also wanted to note that pursuant to the terms of the Restricted Stock Agreements between you and the Company, entered into in connection with your outstanding unvested shares of restricted stock, said shares “shall become vested six (6) months following your retirement” (subject to the other terms and conditions of the Restricted Stock Agreements).

Tom, we again thank you for your years of service as the Chief Financial Officer of State Bank, congratulate you on your upcoming retirement, and we very much look forward to your continued time with us over the next few months.

Please acknowledge your acceptance of this offer letter by signing the attached acceptance and returning it to me. If you have questions, please contact me directly.

Sincerely,

J. Thomas Wiley, Jr.
Phone
Fax

CC: Human Resources

ACCEPTANCE

Your signature below signifies your acceptance with all of the terms and conditions of this offer of employment and your compensation plan.

It is understood and agreed that your employment is at will and may be terminated at the will of either party at any time and for any reason. This offer is not an employment agreement for any specified term.

EMPLOYEE	STATE BANK AND TRUST COMPANY AND STATE BANK FINANCIAL CORPORATION

Signature	Signature

Printed Name	Printed Name

Date	Date

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